INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of TIA, IV, Inc on Form S-l/Pre-Effective Amendment No. 2 of our report, which includes an explanatory paragraph as to TIA IV, Inc’s ability to continue as a going concern, dated January 12, 2009 with respect to our audit of the financial statements of TIA IV, Inc as of September 30, 2008 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

New York, New York
July 23, 2010

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